Exhibit 4.7

CONSENT OF STEPHEN POITRAS

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2011 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I participated, as an independent Qualified Person (as such term is defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects), in the preparation of an independent technical study, “Technical Report and Recommendations, 2010 Geological Exploration Program, Anatacau Property, Quebec, February 2011,” “Technical Report and Recommendations, 2010 Geological Exploration Program, Wabamisk Property, Quebec, February 2011,” and “Progress Report, June 2010 Exploration Program, Eleonore Regional Property – September 2010” (collectively the “Technical Studies”) concerning mineralized mineral in the Anatacau and Eleonore properties for the Company. Portions of the Technical Studies are summarized under the heading “Item III– Description of the Business – 3.2.4 Geological Setting, 3.2.5 Exploration Work and Drilling, 3.2.6 Mineralization, 3.5.4 Geological Setting, 3.5.5 Exploration Work and Drilling, and 3.5.6 Mineralization”  in the Annual Information Form of the Company for the year ended February 28, 2011 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference therein).  I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Stephen Poitras

Name:  Stephen Poitras, M.Sc., P.Geo

May 12, 2011